The Board of Trustees of Forum Funds (the "Trust") called a special meeting (the "Special Meeting") of the Trust's shareholders to elect five trustees to the Board of Trustees of the Trust (the "Board"). The Special Meeting was held on December 8, 2017.

Proposal:	For	Against	Abstain
To elect David Tucker to the Board of Trustees of the Trust.	108,303,928.779 shares representing 98.595% of the total shares voted.	1,542,957,994 shares representing 1.405% of the total shares voted.	0.000 shares representing 0.00% of the total shares voted.
To elect Jennifer Brown-Strabley to the Board of Trustees of the Trust.	108,183,952.495 shares representing 98.486% of the total shares voted.	1,662,934.278 shares representing 1.514% of the total shares voted.	0.000 shares representing 0.00% of the total shares voted.
To elect Mark D. Moyer to the Board of Trustees of the Trust.	108,142,412.946 shares representing 98.448% of the total shares voted.	1,704,473.827 shares representing 1.552% of the total shares voted.	0.000 shares representing 0.00% of the total shares voted.
To elect Jessica Chase to the Board of Trustees of the Trust.	107,632,924.803 shares representing 97.985% of the total shares voted.	2,213,961.970 shares representing 2.015% of the total shares voted.	0.000 shares representing 0.00% of the total shares voted.
To elect Stacey E. Hong to the Board of Trustees of the Trust.	105,777,266.997 shares representing 96.295% of the total shares voted.	4,069,619.776 shares representing 3.705% of the total shares voted.	0.000 shares representing 0.00% of the total shares voted.